UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 19, 2006
SanDisk Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-26734 (Commission File No.)	77-0191793 (I.R.S. Employer Identification Number
601 McCarthy Boulevard, Milpitas, California 95035
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (408) 801-1000
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets
Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant
Item 9.01 Financial Statements and Exhibits
SIGNATURE

Section 2 — Financial Information
Item 2.01 Completion of Acquisition or Disposition of Assets
     On November 19, 2006, pursuant to an Agreement and Plan of Merger (“Merger Agreement”) dated July 30, 2006 by and among SanDisk Corporation, a Delaware corporation (“SanDisk”), Project Desert Ltd., an Israeli corporation and a wholly-owned subsidiary of SanDisk (“Merger Sub”) and msystems Ltd., an Israeli corporation (“msystems”), Merger Sub merged (the “Merger”) with and into msystems, with msystems surviving as a wholly-owned subsidiary of SanDisk.
     Pursuant to the terms of the Merger Agreement, each outstanding ordinary share of msystems was exchanged for 0.76368 of a share of SanDisk common stock (the “Exchange Ratio”). SanDisk issued approximately 29 million shares of common stock to former msystems shareholders. Based on the closing price of $47.14 per share of SanDisk’s common stock on the NASDAQ Global Market on November 17, 2006, the last trading day before the closing of the Merger, the aggregate value of the consideration paid to former msystems shareholders in connection with the Merger is expected to be approximately $1.5 billion. With the close of the transaction, msystems, which traded under the symbol “FLSH”, ceased to be listed on the NASDAQ Global Market.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant
     In connection with the Merger, SanDisk has entered into a supplemental indenture, dated as of November 19, 2006, to amend the March 2005 indenture among msystems, M-Systems Finance Inc., a wholly-owned subsidiary of msystems (“Mfinco”), and the trustee thereunder, pursuant to which Mfinco issued $75 million aggregate principal amount of 1.0% Convertible Notes due March 15, 2035 (the “Notes”). Under the supplemental indenture, SanDisk became the co-obligor under the Notes with Mfinco and entered into guarantees with respect to the obligations of each of msystems and Mfinco under the Notes. SanDisk also agreed that the Notes are now convertible into shares of SanDisk common stock by reference to the Exchange Ratio (an initial conversion rate of approximately 26.8302 shares of SanDisk common stock per $1,000 principal amount of Notes). Interest on the Notes is payable semi-annually on each March 15 and September 15. Holders of the Notes will have the ability to require us to repurchase the Notes for cash, in whole or in part, on March 15 of each of 2010, 2015, 2020, 2025 and 2030, at a repurchase price equal to 100% of the unpaid principal amount of the Notes plus accrued and unpaid interest to, but excluding, the purchase date. In addition, upon the occurrence of a Fundamental Change (which would include certain acquisitions of our common stock by third parties), Holders of the Notes will have the ability to require us to repurchase the Notes for cash, in whole or in part, at a repurchase price equal to 100% of the unpaid principal amount of the Notes plus accrued and unpaid interest to, but excluding, the purchase date. We have the right, upon the happening of certain circumstances, to redeem the Notes beginning March 15, 2008 until March 15, 2010, and to redeem the Notes without condition at any time after March 15, 2010, in each case in whole or in part at a repurchase price equal to 100% of the unpaid principal amount of the Notes plus accrued and unpaid interest to, but excluding, the purchase date.
Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits
     (a) Financial Statements of Business Acquired
     The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment within 71 calendar days after the date this report on Form 8-K must be filed.
     (b) Pro Forma Financial Information
     The pro forma financial statements required by Item 9.01(b) of Form 8-K will be filed by amendment within 71 calendar days after the date this report on Form 8-K must be filed.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: November 22, 2006

SANDISK CORPORATION

By:	/s/ Judy Bruner

Name:	Judy Bruner
Title:	Executive Vice President, Administration and Chief Financial
Officer (Principal Financial and Accounting Officer)